EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.00 on Revenues of $345 Million

ROGERS, Ark., Aug. 17, 2022 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the first quarter of fiscal year 2023.

“For the quarter, unit sales volumes were up 2.1% to 15,536 with productivity (retail units sold per dealership per month) flat at 33.6, versus the first quarter of fiscal 2022. Even with significant industry headwinds, namely higher vehicles prices resulting from supply/demand imbalances, especially at lower price points, we saw unit volumes increase. We believe that when supply in our market eventually returns to more normal levels, our productivity will increase as affordability is most certainly keeping many good customers out of the market. We continue to place top priority on efficiently supplying good, mechanically sound vehicles at reasonable prices to our valued customers. When headwinds turn to tailwinds, which will eventually happen, we will be in a great position to take advantage,” said Jeff Williams, Chief Executive Officer. “Revenues were up 23% to $345 million, our second highest revenue quarter in history, with the fourth quarter of fiscal 2022 being first. We are seeing car prices level off and we expect a gradual flattening as we move forward - better news for consumers.”

“Overall industry credit results are normalizing, and we are seeing customers coming into our market as lending standards tighten above us. Net charge-offs as a percentage of average receivables, were 5.6% for the quarter, flat sequentially and up from 4.3% for the prior year quarter. The prior year quarter was positively affected by stimulus payments and the current quarter was negatively affected by inflationary factors,” said Mr. Williams. “Net charge-off results for the quarter were in line with our prior 5-year average and below the prior 10-year average. Once again, inflation is presenting challenges; however, our customers are benefiting from a robust job market, helping to somewhat offset these pressures. As vehicle prices level off, affordability and resulting sales volume opportunities should improve.”

“We are ever more convinced of our strong, unique place in the used vehicle market and have never been more optimistic about our future. Consumer demand for our offering is high and expected to continue increasing, and we are well-positioned relative to competition. Currently, over half of our sales are to repeat customers who value our service and their peace of mind, at least as much as price,” added Mr. Williams. “In most cases, competitors in the prime and near-prime auto sales and lending markets do not have the infrastructure to serve our high-touch/high-friction customer base, and competitors in our markets have capital constraints that limit full participation. Historically, our strong cash flows, and the availability and cost of debt financing, have been important competitive advantages for us, and we believe they are even more important advantages in the current environment.”

“As we have discussed, growing our customer base, and increasing the productivity of our stores is the best use of our capital. We believe most of our stores should be selling 40-50 vehicles per month and supporting 1,000 or more active customers (we are currently selling 34 vehicles per month and serving 629 customers per dealership). Our capital allocation plan is prioritized to move us in that direction. We now have almost 97,000 active customers, up over 15,000 in the last two years,” added Mr. Williams. “In our shift from a collections company to a sales company good at collections, we are centralizing certain functions of the business, while remaining mindful of the power of the decentralized model. Our model allows general managers to be entrepreneurial, making decisions face-to-face with customers while physically looking at collateral. Additionally, we continue to expect that acquisitions will contribute to our growth as we increase our footprint, and we remain active in looking for acquisition opportunities and are eager to speak with strong operators.”

“We continue to prioritize our investments in areas that will allow us to improve our product and service and operate more efficiently supporting a much larger, more profitable business over time. These initiatives take time and patience but are necessary for us to maximize our powerful position over the longer-term. It is difficult to perfectly time all our investments, but we are certain that investments in our people, digital/technology with emphasis on the utilization of data, procurement/inventory management, and customer experience are critical as we move forward to serve an ever-increasing customer base,” said Mr. Williams. “We currently have only twelve dealerships serving 1,000 or more customers. We have several capital projects in process which are needed so that our physical facilities can support growth. By increasing the ‘funnel’ of potential customers via our new Loan Origination System, we can continue to accelerate our 41-year history of serving more customers at a higher level.”

“We are operating in a challenging environment in terms of availability and price of used vehicles, availability of shops, parts and logistics, a normalizing credit loss environment and record inflation in goods and wages. With that said, our gross profit dollars per retail unit increased 12% over the prior year and are up slightly from the sequential quarter. The increasing sales price (3% sequentially and 20% over prior year quarter) and inflation will continue to put pressure on the gross margin percentage; however, this is beginning to flatten and we will continue to look for ways to improve our efficiencies as we move forward. We continued to leverage our SG&A costs at 14.4% of sales compared to 15.7% for the prior year quarter. The investments we are making in our associates, our technology and other strategic initiatives are essential as we prepare for continued growth and supporting our customers with a great experience in one of the most important aspects of their lives. We believe there will continue to be wage pressures and strong demand for talent moving forward, and our associates are essential to our success,” said Vickie Judy, CFO.

“Interest expense increased $5.3 million over the prior year quarter. This increase is due to higher average borrowings, resulting from our growth, and higher interest rates. As a reminder we completed our inaugural securitization at the end of our fourth quarter. We anticipate that non-recourse debt through securitizations will be a vital piece of funding growth as we move forward. Our total debt to finance receivables was 43.2% at July 31, 2022, and our total debt, net of total cash, to finance receivables was 39.7%1. During the first quarter, we grew finance receivables by $84 million, increased inventory by $30 million, repurchased $5 million of our common stock and funded $8 million in capital expenditures. Our inventory investment at the end of July was higher than normal as we work through reconditioning, parts and shop delays while continuing to provide the dealerships with the proper mix and quantity of retail-ready units. We will continue to look for efficiencies in our inventory processes and improving inventory turns as we move forward. Our operating profitability continues to be solid and we will continue to focus on our cash-on-cash returns and improving operating efficiencies.

“We repurchased 57,856 shares of our common stock during the quarter at an average price of approximately $90 per share for a total of $5.2 million. Since February 2010, we have repurchased 6.8 million shares (58.4% of our outstanding shares on January 31, 2010) at an average price of approximately $43 per share,” added Ms. Judy.

Conference Call and Investor Presentation

Management will be holding a conference call on Thursday, August 18, 2022, at 11:00 a.m. Eastern Time to discuss quarterly results. Participants may access the conference call via webcast using this link: Webcast Link Here. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial-in 10 minutes prior to the start time.

A replay of the conference call and webcast will be available on-demand which will be available for 12 months.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). We present total debt, net of total cash, to finance receivables, a non-GAAP measure, as a supplemental measure of our performance. We believe total debt, net of total cash, to finance receivables is a useful measure to monitor leverage and evaluate balance sheet risk. This measure should not be considered in isolation or as a substitute for reported GAAP results because it may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measure or communication. The most directly comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, for non-GAAP financial measures are presented in the tables of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  operational infrastructure investments;
  same dealership sales and revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross margin percentages;
  gross profit per retail unit sold;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from the ongoing outbreak of the Omicron sub-variants or any future adverse developments with the COVID-19 pandemic and any efforts to mitigate the financial impact and health risks associated with such developments;
  the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

1 Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

____________________________
Contacts:        Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2022	Three Months Ended
	July 31,		vs.	July 31,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	15,536	15,219	2.1%
Average number of stores in operation	154	151	2.0
Average retail units sold per store per month	33.6	33.6	-
Average retail sales price	$18,455	$15,405	19.8
Total gross profit per retail unit sold	$6,915	$6,175	12.0
Same store revenue growth	21.5%	46.7%
Net charge-offs as a percent of average finance receivables	5.6%	4.3%
Total collected (principal, interest and late fees)	$148,221	$130,929	13.2
Average total collected per active customer per month	$516	$487	6.0
Average percentage of finance receivables-current (excl. 1-2 day)	80.4%	84.0%
Average down-payment percentage	5.4%	6.9%

Period End Data:
Stores open	154	151	2.0%
Accounts over 30 days past due	3.6%	3.3%
Active customer count	96,899	91,158	6.3
Finance receivables, gross	$1,185,276	$890,467	33.1
Weighted average total contract term	44.0	38.7	13.7%

Statements of Operations:
Revenues:
Sales	$300,540	$246,742	21.8%	100.0%	100.0%
Interest income	44,342	33,587	32.0	14.8	13.6
Total	344,882	280,329	23.0	114.8	113.6

Costs and expenses:
Cost of sales	193,115	152,764	26.4	64.3	61.9
Selling, general and administrative	43,234	38,800	11.4	14.4	15.7
Provision for credit losses	82,903	54,108	53.2	27.6	21.9
Interest expense	7,345	1,982	270.6	2.4	0.8
Depreciation and amortization	1,151	915	25.8	0.4	0.4
Loss on disposal of property and equipment	8	2	-	-	-
Total	327,756	248,571	31.9	109.1	100.7

Income before taxes	17,126	31,758		5.7	12.9

Provision for income taxes	3,884	6,791		1.3	2.8

Net income	$13,242	$24,967		4.4	10.1

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$13,232	$24,957

Earnings per share:
Basic	$2.08	$3.78
Diluted	$2.00	$3.57

Weighted average number of shares used in calculation:
Basic	6,373,326	6,604,194
Diluted	6,601,586	6,997,935

America's Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	July 31,	April 30,	July 31,
	2022	2022	2021

Cash and cash equivalents	$4,362	$6,916	$2,719
Restricted cash from collections on auto finance receivables	$37,521	$35,671	$-
Finance receivables, net	$919,458	$854,290	$688,593
Inventory	$145,181	$115,302	$97,031
Total assets	$1,248,273	$1,145,312	$900,750
Revolving lines of credit, net	$188,921	$44,670	$271,824
Non-recourse notes payable, net	$323,105	$395,986	$-
Treasury stock	$297,421	$292,225	$269,145
Total equity	$480,681	$469,366	$421,881
Shares outstanding	6,367,605	6,371,977	6,560,097
Book value per outstanding share	$75.55	$73.72	$64.37

Finance receivables:
Principal balance	$1,185,276	$1,101,497	$890,467
Deferred revenue - accident protection plan	(46,896)	(43,936)	(35,788)
Deferred revenue - service contract	(53,459)	(48,555)	(30,706)
Allowance for credit losses	(265,818)	(247,207)	(201,874)

Finance receivables, net of allowance and deferred revenue	$819,103	$761,799	$622,099

Allowance as % of principal balance net of deferred revenue	24.5%	24.5%	24.5%

Changes in allowance for credit losses:
	Three months ended
	July 31,
	2022	2021
Balance at beginning of period	$247,207	$184,418
Provision for credit losses	82,903	54,108
Charge-offs, net of collateral recovered	(64,292)	(36,652)
Balance at end of period	$265,818	$201,874

America's Car-Mart, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended
	July 31,
	2022	2021

Operating activities:
Net income	$13,242	$24,967
Provision for credit losses	82,903	54,108
Losses on claims for accident protection plan	6,108	4,518
Depreciation and amortization	1,151	915
Finance receivable originations	(287,416)	(234,893)
Finance receivable collections	103,879	97,342
Inventory	(521)	683
Deferred accident protection plan revenue	2,960	3,084
Deferred service contract revenue	4,904	6,600
Income taxes, net	3,478	6,147
Other	10,238	5,134
Net cash used in operating activities	(59,074)	(31,395)

Investing activities:
Purchase of property and equipment and other	(8,248)	(1,689)
Net cash used in investing activities	(8,248)	(1,689)

Financing activities:
Change in revolving credit facility, net	144,037	45,780
Payments on non-recourse notes payable	(74,532)	-
Change in cash overdrafts	1,108	(316)
Debt issuance costs	(90)	-
Purchase of common stock	(5,195)	(11,618)
Dividend payments	(10)	(10)
Exercise of stock options and issuance of common stock	1,300	(926)
Net cash provided by financing activities	66,618	32,910

Decrease in cash, cash equivalents, and restricted cash	$(704)	$(174)

America's Car-Mart, Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	July 31, 2022	April 30, 2022
Debt:
Revolving lines of credit, net	$188,921	$44,670
Non-recourse notes payable, net	323,105	395,986
Total debt	$512,026	$440,656

Cash:
Cash and cash equivalents	$4,362	$6,916
Restricted cash from collections on auto finance receivables	37,521	35,671
Total cash, cash equivalents, and restricted cash	$41,883	$42,587

Debt, net of total cash	$470,143	$398,069

Principal balance of finance receivables	$1,185,276	$1,101,497

Ratio of debt to finance receivables	43.2%	40.0%
Ratio of debt, net of total cash, to finance receivables	39.7%	36.1%